EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Prosper Marketplace, Inc., pertaining to the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan, of our report dated March 29, 2011, except for Note 1, paragraph 5, and Note 18, paragraph 4, as to which the date is August 3, 2011, on the consolidated financial statements of Prosper Marketplace, Inc. included in its Current Report on Form 8-K dated August 3, 2011, filed with the Securities and Exchange Commission.

/s/ Odenberg Ullakko Muranishi & Co. LLP

San Francisco, California
December 12, 2011